UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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AADI BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)

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Aadi Bioscience Filed Definitive Proxy Statement and Schedules Special Meeting of Stockholders for February 28, 2025

Proxy Statement Includes Proposals on Previously Announced Sale of FYARRO and Associated Infrastructure to Kaken for $100M, and $100M PIPE Financing to Support In-Licensing of ADC Portfolio

Aadi’s Board Recommends Stockholders Vote “FOR” All Proposals to Support the Company’s Business Transformation

Company Expects to Close Transactions in the First Quarter of 2025, Subject to Stockholder Approval and Other Closing Conditions

MORRISTOWN, NJ, Feb. 5, 2025 /PRNewswire/ — Aadi Bioscience, Inc. (NASDAQ: AADI) (“Aadi” or the “Company”) announced it filed its definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on January 31, 2025, and today mailed its definitive proxy statement and a letter to stockholders, in connection with the Company’s upcoming Special Meeting of Stockholders (the “Special Meeting”) which is scheduled to be held on February 28, 2025.

The Company’s strategic plan, which was first announced in December 2024, includes three transactions: the sale of FYARRO® and its associated infrastructure to Kaken Pharmaceuticals for $100 million in cash; the in-licensing of a thoughtfully selected, promising portfolio of antibody drug conjugates (ADCs) from WuXi Biologics; and a $100 million private investment financing to enable the development of these ADC assets.

The Company expects to close these transactions in the first quarter of 2025, subject to stockholder approval at the Special Meeting and the satisfaction of other closing conditions.

In a supporting letter, Aadi’s Board recommends stockholders vote “FOR” all proposals to support the company’s business transformation to maximize the Company’s opportunity for long-term value creation.

The full text of the letter that is being mailed with the definitive proxy statement follows:

Dear Fellow Aadi Stockholders,

We are writing to encourage you to review the enclosed materials and to vote in favor of the proposals that are being put to a vote at the upcoming Special Meeting of Stockholders, which is scheduled for February 28, 2025 at 10:00 am Pacific Time.

We have recently undertaken bold action to maximize the Company’s potential. Our transformative actions, first announced in December 2024, entail a series of transactions that we believe will create significant value for our stockholders, while remaining rooted in Aadi’s legacy of delivering improved oncology therapies for people with difficult-to-treat cancers.

Our progress as a company has not always been linear. After successfully launching FYARRO® in 2022 and generating approximately $58 million in aggregate sales as a therapy for PEComa (as of September 30, 2024), we experienced a setback in August 2024 when it became apparent that a Phase 2 trial for an additional indication was unlikely to deliver the results needed to support accelerated approval and justify our continued investment. At that time, we made the difficult decision to discontinue the trial and substantially reduce our workforce to preserve cash. Management and the Board, with the support of independent advisors, then determined to formally pursue strategic options to maximize stockholder value, which management and the Board had started to consider in March 2024 in light of the risks and uncertainties relating to the Phase 2 trial of FYARRO.

During its comprehensive review, the Board evaluated many alternatives, including a sale of the entire Company, acquisitions of other companies and assets, in-licensing opportunities, mergers and reverse mergers, and a dissolution of the Company. After careful analysis and consultation with independent financial and legal advisors, the Board determined that the best opportunity to maximize long-term stockholder value on a risk-adjusted basis would be to divest the FYARRO business and revitalize the Company’s product pipeline with promising assets that we could advance with our talented team.

Aadi’s Value-Creation Opportunity

Executing on this strategic plan involves three initial steps:

•	The sale of FYARRO® and its associated infrastructure to Kaken Pharmaceuticals for $100 million in cash;

•	The in-licensing of a thoughtfully selected, promising portfolio of cancer treatments known as antibody drug conjugates (“ADCs”) from WuXi Biologics; and

•	A $100 million private investment in public equity (“PIPE”) financing to enable the development of these new assets.

The sale of FYARRO to Kaken Pharmaceuticals is the culmination of a robust, months-long process during which the Company’s financial advisor engaged with more than 30 interested parties, eight of whom ultimately submitted a proposal or indication of interest. With multiple parties vying for the FYARRO assets, there was significant competitive tension: four parties improved their initial proposals – some substantially – during several rounds of negotiations. The Board concluded that the $100 million in gross proceeds we will receive from the sale – approximately equal to four times the revenue FYARRO generated over the four quarters ended September 30, 2024 – represents the full and fair value of this asset.

Following the sale of FYARRO to Kaken Pharmaceuticals, the Company plans to in-license and develop three pre-clinical ADCs from WuXi Biologics. ADCs allow for the targeted delivery of cancer killing molecules directly to tumors, increasing drug potency and reducing side effects compared to traditional chemotherapy. ADCs represent a breakthrough in targeted cancer therapy and have become one of the fastest-growing therapeutic modalities in oncology, attracting billions of dollars of investment capital – expected to grow to over $50 billion by 2030 – from some of the biggest names in healthcare.

In selecting these ADC assets, we evaluated more than 20 ADC companies and over 40 ADC assets. The ADC assets we chose to license are attractive for many reasons, but particularly because they leverage advanced linker-payload technology that we believe can enable them to deliver a more robust anti-tumor response, while minimizing toxicity better than so-called “first generation” ADCs. We also believe that they are well-positioned competitively and have a relatively short path to human trials.

Licensing the rights to this promising ADC portfolio allows us to reset and enhance our pipeline. To realize the full potential of these assets, unlock our opportunity to deliver life-changing therapies and maximize stockholder value, the Board determined that the Company would require additional capital beyond the proceeds from the sale of FYARRO.

To that end, the Board carefully considered the anticipated capital needs of the Company and worked with its independent financial advisor to define the optimal financing structure, size and valuation. Through the Company’s financial advisor, approximately 50 potential investors showed initial interest in the new ADC portfolio and the potential PIPE financing.

Under the oversight of the Board’s PIPE Financing Committee, consisting solely of directors disinterested with respect to the PIPE financing, Aadi’s management team and independent financial advisor assembled a sophisticated, high-quality investor syndicate. Some of these investors – like Avoro Capital, KVP Capital and Acuta Capital Partners – are longtime partners who have played a critical role in our progress and growth and have confidence in our team and these ADC assets. Other PIPE investors are new to Aadi’s journey; after undertaking significant diligence efforts, they decided to support our revitalized portfolio, our new strategic plan, our experienced leadership team and our prospects for maximizing long-term stockholder value.

The Board is grateful for the endorsement of this distinguished group of investors and for their support and guidance for our plans.

A New Chapter

Upon closing these three strategic transactions, we believe Aadi will be well positioned to develop next-generation oncology therapies and create long-term value for stockholders. We believe we will have an enhanced pipeline of leading ADC assets, the capital we need to unlock the potential of our portfolio, the support of credible investors and an augmented Board with the skills and experience necessary to oversee our strategic plan.

Baiteng Zhao, PhD, a seasoned biotech executive, has been appointed to Aadi’s Board to strengthen the Board’s ADC expertise and help oversee the development of our new portfolio. Dr. Zhao co-founded ProfoundBio, a clinical stage next-gen ADC developer, in 2018 and served as the Chairman and CEO of ProfoundBio until it was acquired by Genmab for $1.8 billion in May 2024. Prior to ProfoundBio, Dr. Zhao worked at Seagen, another ADC company, which was acquired by Pfizer in December 2023 for $43 billion.

We believe the capital markets recognize the upside of the opportunity in front of us: upon announcement of these transactions in December 2024, our stock price rose 46% in the first day of trading and has remained significantly above the pre-announcement trading price. Recently, our stock has been trading at approximately twice the level at which it closed the day after we announced the PRECISION1 trial discontinuation.

To support our transformation, we are asking for your support at our upcoming Special Meeting, which will be held on February 28, 2025. We encourage you to vote for all proposals on the agenda. Key among those proposals are:

•	The Divestiture Proposal, which will enable us to realize the full and fair value of FYARRO;

•	The PIPE Financing Proposal, which will help ensure we have the resources we need to develop our revitalized ADC pipeline; and

•	The Equity Plan Proposal, which will enable the Company to align the incentives of our key executives, employees and other eligible plan participants with those of our stockholders.

These proposals, and the transactions they facilitate, are critical to Aadi’s future. With your support, we can write the next chapter in Aadi’s history and maximize long-term stockholder value.

Sincerely,

/s/ David Lennon, Ph.D.

David J. Lennon Ph.D.

President & Chief Executive Officer,

On behalf of the Aadi Bioscience Board of Directors

Forward-Looking Statements

This communication contains certain forward-looking statements regarding the business of Aadi Bioscience that are not a description of historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the Company’s current beliefs and expectations and may include, but are not limited to, statements relating to: the timing and completion of the proposed sale of FYARRO to Kaken Pharmaceuticals and the anticipated timing of the closing of the transaction; expectations regarding the timing, closing and completion of the PIPE financing; Aadi’s expected cash position at the closing and cash runway of the Company following the sale of FYARRO and PIPE financing; the future operations of Aadi; the development and potential benefits of any of Aadi’s product candidates, including the preclinical ADC assets proposed to be licensed from WuXi; anticipated preclinical and clinical development activities and related timelines, including the expected timing for announcement of data and other preclinical and clinical results and potential submission of IND filings for one or more product candidates; and other statements that are not historical fact. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with (i) the risk that the conditions to the closing of the proposed sale of FYARRO or the PIPE financing are not satisfied, including the failure to timely obtain stockholder approval for the transactions, if at all; (ii) uncertainties as to the timing of the consummation of the proposed transactions and the ability of each of Kaken and Aadi to consummate the proposed sale of FYARRO; (iii) risks related to Aadi’s ability to manage its operating expenses and its expenses associated with the proposed transactions pending the closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transactions; (v) unexpected costs, charges or expenses resulting from the transactions; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed sale of FYARRO or the proposed PIPE financing; (vii) the uncertainties associated with Aadi’s product candidates, as well as risks associated with the preclinical and clinical development and regulatory approval of product candidates, including potential delays in the completion of preclinical studies and clinical trials; (viii) risks related to the inability of Aadi to obtain sufficient additional capital to continue to advance these product candidates; (ix) uncertainties in obtaining successful preclinical and clinical results for product candidates and unexpected costs that may result therefrom; (x) risks related to the failure to realize any value from product candidates being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; and (xi) risks associated with the possible failure to realize certain anticipated benefits of the proposed sale of FYARRO or the proposed PIPE financing, including with respect to future financial and operating results.

Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included in the Proxy Statement (as defined below), and elsewhere in Aadi’s reports and other documents that Aadi has filed, or will file, with the SEC from time to time and available at www.sec.gov.

All forward-looking statements in this communication are current only as of the date hereof and, except as required by applicable law, Aadi undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This cautionary statement is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Additional Information and Where to Find It

This communication relates to the proposed sale of FYARRO and the proposed PIPE financing and may be deemed to be solicitation material in respect of such transactions. In connection with these proposed transactions, Aadi has filed a proxy statement with the SEC (the “Proxy Statement”) which will be mailed to stockholders. This communication is not a substitute for the Proxy Statement or any other documents that Aadi may file with the SEC or send to Aadi stockholders in connection with the proposed transactions. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS AS THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND RELATED MATTERS.

Stockholders may obtain a copy of the Proxy Statement and other documents the Company files with the SEC (when they are available) through the website maintained by the SEC at www.sec.gov, as well as on the Investor and News section of Aadi’s website at www.aadibio.com.

Certain stockholders of Aadi holding approximately 39.1% of Aadi’s outstanding shares, as of the date hereof, including members of its board of directors and related entities, have entered into voting and support agreements in favor of Kaken Pharmaceuticals and Aadi, pursuant to which such stockholders have agreed to vote in favor of the stock purchase transaction with Kaken Pharmaceuticals.

Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Aadi and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of

Aadi in connection with the proposed transactions. Information about Aadi’s directors and executive officers, as well as other persons who may be deemed participants in the proposed transactions, is set forth in the Proxy Statement and is supplemented by other relevant materials filed or to be filed with the SEC. To the extent the holdings of Aadi securities by Aadi’s directors and executive officers have changed since the amounts set forth in the Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute an offer to sell or a solicitation of an offer to buy these securities nor a solicitation of any vote or approval with respect to the proposed transactions or otherwise, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

The offer and sale of securities of Aadi described above are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Concurrently with the closing of the subscription agreement for the PIPE financing, the Company and the investors will enter into a registration rights agreement pursuant to which the Company will file, following the closing of the PIPE financing, a registration statement with the SEC registering the resale of the shares of Common Stock and the shares of Common Stock underlying the Pre-Funded Warrants sold in the PIPE financing.

Contact:

IR@aadibio.com